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                                                                    EXHIBIT 99.1

Wednesday November 1, 5:09 pm Eastern Time
Press Release
SOURCE: FBR Asset Investment Corporation
FBR Asset Investment Corporation Reports Third Quarter Results

ARLINGTON, Va., Nov. 1 /PRNewswire/ -- FBR Asset Investment Corporation (Amex:
FB - news) today reported third quarter 2000 operating earnings of $2.4 million, or $0.58 per share; compared with operating earnings of $2.7 million, or $0.38 per share for the third quarter of 1999. Revenue for the third quarter of 2000 was $5.6 million, compared with $4.6 million for the third quarter of 1999.

          For the first nine months of 2000, FBR Asset had operating earnings of $8.6 million, or $1.82 per share; compared with operating earnings of $9.3 million, or $1.19 per share, for the first nine months of 1999. Revenue for the first nine months of 2000 was $17.8 million, compared to $15.2 million for the first nine months of 1999.

          During the first nine months, FBR Asset recorded a charge of $5.6 million related to the impairment of certain available for sale equity securities, most of which had already been recorded as a reduction of shareholders equity in previous quarters -- yielding year to date net income of $3.0 million, or $0.63 per share. FBR Asset's operating earnings for the first nine months of 2000 of $8.6 million were before recognized losses on these available-for-sale equity securities.

          FBR Asset paid a third quarter dividend of $0.60 per share on October 16, 2000 to shareholders of record as of September 29, 2000. The Company also paid a $0.60 per share dividend on July 14, 2000.

          FBR Asset is a Real Estate Investment Trust (REIT) formed in December 1997. It invests in mortgages, mortgage-backed securities, and other real estate-related assets. As of September 30, 2000, the Company had approximately $232 million in total assets, shareholders' equity of $87 million, a book value of $21.63 per share, and 4.0 million shares outstanding.

          Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR - news) has a 33 percent equity ownership interest in FBR Asset, and has warrants to potentially own up to 44 percent of FBR Asset. The majority of FBR Asset's outstanding shares are owned by individual and institutional investors.

          FBR Asset listed on the American Stock Exchange on September 29, 1999.
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          NOTE TO EDITORS: Please note that "FBR Asset Investment Corporation"
and "Friedman, Billings, Ramsey Group, Inc." are two different companies. FBR Asset is a REIT, which is required as a result of its tax status, to pay a dividend. FBR Asset (Amex: FB - news) is externally managed by Friedman, Billings, Ramsey Investment Management, Inc., a subsidiary of Friedman, Billings, Ramsey Group, Inc. Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR - news) is a publicly held company, which has historically never paid a dividend. Friedman, Billings, Ramsey Group, Inc. is a minority owner of FBR Asset. Thank you.

          Statements concerning future performance, earnings, developments, expenditures, negotiation or other events, concerning expectations, plans, or objectives for future operations or for growth, concerning market forecasts, or filed backlog, and any other guidance on present and future periods, constitute forward-looking statements that are subject to a number of factors, risks, and uncertainties that might cause actual events, results, or developments to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, demand for asset management services, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Financial data follows.


                       FBR Asset Investment Corporation
                       Condensed Statement of Operations
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                       Three months ended
                                                          September 30,
Revenue:                                                 2000      1999

  Interest income                                     $ 4,212   $ 2,909
  Dividend income                                       1,382     1,694
Total Revenue                                           5,594     4,603

  Expenses:
  Interest                                              2,821     1,539
  Management fees                                         243       296
  Professional fees & other expenses                      191       249
  Amortization                                             --       114
Total Expenses                                          3,255     2,198
Net realized gains                                         57       331
Net income                                            $ 2,396   $ 2,736
  Basic and diluted income per share                    $0.58     $0.38
  Weighted average shares                               4,158     7,112
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                        FBR Asset Investment Corporation
                        Condensed Statement of Operations
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                        Nine months ended
                                                       September 30, 2000
Revenue:                                                 2000      1999

 Interest income                                      $14,384   $10,655
 Dividend income                                        3,447     4,533
Total Revenue                                          17,831    15,188

 Expenses:
 Interest                                               8,628     4,922
 Management fees                                          826       975
 Professional fees & other expenses                       456       758
 Amortization                                             ---       341
Total Expenses                                          9,910     6,996

Net realized gains                                        704     1,074
Recognized loss on available-for-sale
  equity securities                                    (5,626)
Net income                                            $ 2,999   $ 9,266

  Basic and diluted income per share                    $0.63     $1.19

  Weighted average shares                               4,731     7,773

SOURCE: FBR Asset Investment Corporation